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                                                                     Exhibit 1.1


                    FORM OF SHARE SALE AND PURCHASE AGREEMENT

                        Share Sale and Purchase Agreement

This agreement is made on 31 March 2005, between ____________, having its principal office at ____________ (the "Seller") and Kabushikikaisha Bbmf having its principal office at Shiba Daisan Amerex Building 9F, 3-12-17 Mita, Minato-ku, Tokyo, Japan (the "Buyer").

                                    Preamble
                                    --------

The Seller has ____________ shares of common stock (the "Shares") of Bothtec Inc. (the "Issuer"), having its principal office at Ida Building 2F, Okusawa 5-1-16, Setagaya-ku, Tokyo, Japan. The Seller desires to sell the Shares and the Buyer desires to purchase the Shares from the Seller in accordance with the terms and condition set forth in this agreement. Accordingly the Seller and the Buyer agree as follows:


Article 1 Sales of the Shares
          -------------------

The Seller hereby sells the Shares to the Buyer and the Buyer hereby purchases the Shares from the Seller in accordance with the terms and conditions of this agreement.


Article 2 Purchase Amount
          ---------------

The purchase amount of the Shares shall be JPY ____________ in total (JPY ____________ per share). The Buyer shall pay the purchase amount in a lump sum in accordance with Section 3(b) of this agreement on the Settlement Date defined in Section 3(a) of this agreement.


Article 3 Execution of Sales and Purchase
          -------------------------------

(a) The Buyer shall pay the Purchase Amount to the Seller by remittance to the bank account specified below by the Seller on the settlement date (the "Settlement Date").
     Bank Name:   __________________________
     A/C Holder:  __________________________

(b) The Seller shall deliver all the Shares to the Buyer after confirming the receipt of the Purchase Amount on the Settlement Date.

(c) The Buyer cannot terminate or cancel this agreement for any reason after the payment of the Purchase Amount.

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Article 4 Representations and Warranties by Each Party
          --------------------------------------------

Each of the Seller and the Buyer hereby represents and warrants to the other party that the following provisions are true and accurate, during the period beginning from the date of this Agreement till the Settlement Date.

     (a)  Due Organization and Authorization
          ----------------------------------

The both parties are corporations duly organized and validly existing under the laws of the jurisdiction under which it is so incorporated. The both parties have all the necessary powers and authorities to conduct its businesses as currently conducted and to enter into this agreement and perform all the provisions in this agreement. The both parties have completed all the necessary procedures, including board resolutions, required by applicable laws and internal rules to enter into and perform obligations under this agreement.

     (b)  No Litigation
          -------------

There is no suit or investigation pending which is relating to and would cause any adverse affect on the validity of this agreement, its right to enter into this agreement and the implementation of the transactions contemplated under this agreement, and no such suit or investigation is threatened at present. No such statutory law, regulation or order by a competent court or governmental organization is enacted or announced.

     (c)  No Default
          ----------

It has not filed or does not have filed against it a petition for bankruptcy, special liquidation, company arrangement, civil rehabilitation, corporate reorganization or similar bankruptcy proceedings. It has not suspended its payments, it is not insolvent and neither the execution of this agreement nor the performance of this agreement will cause it to be in any such condition.


Article 5 Representations and Warranties by the Buyer
          -------------------------------------------

The Buyer acknowledges that i) the Buyer does not rely upon any representations and warranties by the Seller except for those expressly made by the Seller in Articles 4 and 6 in this agreement, ii) it is the Buyer's own responsibility and risk to judge the Issuer's financial, credit and other conditions when the Buyer enters into and performs this agreement, iii) the Seller is not responsible to any investment fund and other third parties for i) or ii), and iv) (save where the Seller breaches this agreement) the Seller is not responsible to the Buyer for i) or ii). The Buyer relies upon its own professionals' and advisors' opinions and advice regarding financial, tax, accounting and legal issues of the transactions under this agreement and does not rely upon the Seller and its advisors or any others in any sense.

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Article 6 Representations and Warranties by the Seller
          --------------------------------------------

The Seller hereby represents and warrants to the Buyer that the following provision is true and accurate, during the period beginning from the date of this agreement until the Settlement Date.

The Seller has a complete and transferable right regarding the Shares and assigns the complete rights of the Shares that are not subject to a lien, security interest or other encumbrance, in accordance with this agreement.


Article 7 Confidentiality
          ---------------

Each party and each party's directors, officers and employees shall keep secret and shall not disclose to any third party any information or facts to be known as a result of and/or in the course of implementation of this agreement (except for any publicly known information), until the Settlement Date or such date to be agreed by both parties. However, if required by law or regulations of stock exchange, the Buyer and its parent company may disclose such information.


Article 8 Applicable Law and Jurisdiction
          -------------------------------

This agreement shall be governed by and construed in accordance with the laws of Japan. Each party agrees that any suit arising out of or in connection with this agreement shall be submitted to the exclusive jurisdiction of the Tokyo District Court as a court of first instance.

     IN WITNESS WHEREOF, both parties execute this agreement on 31 March 2005.


The Seller:

_______________________________________


The Buyer
Shiba Daisan Amerex Building 9F, 3-12-17 Mita, Minato-ku, Tokyo, Japan Kabushikikaisha Bbmf


Han Lian
President & CEO